CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated September 10, 2001, relating to Dreyfus Short Term Income Fund and Dreyfus Intermediate Term Income Fund, which are incorporated by reference, in this Registration Statement (Form N-1A 33-48926) of Dreyfus Investment Grade Bond Funds, Inc.

ERNST & YOUNG LLP

New York, New York November 27, 2001